Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of John Marshall Bancorp, Inc. of our report dated February 24, 2022, relating to the consolidated financial statements of John Marshall Bancorp, Inc., appearing in the Registration Statement on Form 10, as amended, of John Marshall Bancorp, Inc.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

December 16, 2022